Exhibit 10.2

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

Collaboration and Shareholders Agreement

This Collaboration and Shareholders Agreement (the “Agreement”) is made and entered into as of September 29, 2025 (the “Effective Date”), by and among (a) Tetragon Biosciences Ltd., a company incorporated under the laws of the State of Israel (the “Company”) and whose registered address is 2 HaMa’ayan Street,  Modiin 7177871, Israel, (b) BioLineRx Ltd., a publicly traded company incorporated under the laws of the State of Israel (“BioLine”) (NASDAQ:BLRX) and whose registered address is 2 HaMa’ayan Street, Modiin 7177871, Israel, and (c) Hemispherian AS, a private company incorporated under the laws of the Kingdom of Norway and whose registered address is Lørenveien 73A, 0585 Oslo, Norway (“Hemispherian”, and each of Hemispherian and BioLine, a “Shareholder” and collectively, the “Shareholders”). The Company and the Shareholders are referred to collectively herein as the “Parties” and separately as a “Party”.

WHEREAS, BioLine and Hemispherian have entered into that certain letter of intent dated as of June 15, 2025 (the “LOI”), setting forth high-level terms of the Collaboration (as defined below);

WHEREAS, in connection with the Collaboration, certain Parties have entered into or will enter into certain related agreements, including the Asset Transfer Agreement (collectively, the “Related Agreements”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth their rights and obligations as Shareholders of the Company and certain other terms and conditions that will govern the Collaboration, and the operations and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Interpretation; Definitions.

1.1.	The Recitals, Schedules, and Exhibits hereto constitute an integral part hereof.

1.2.	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.3.	In this Agreement, unless the context otherwise requires:

1.3.1.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, affiliated with such Person, or Controlling, Controlled by, or under common Control with such Person.

1.3.2.
“Applicable Law” means any applicable federal, state, national, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, circular, or order of any Governmental Authority, including the jurisdiction of incorporation of the Company, and including any rules promulgated by a stock exchange or regulatory body.

1.3.3.	“Asset Transfer Agreement” means that certain Asset Transfer Agreement by and between Hemispherian and the Company, dated on or around the date of this Agreement.

1.3.4.	“Budget” means the initial mutually agreed-upon budget attached hereto as Schedule 1.3.4, as may be updated from time to time by the Company’s Board.

1.3.5.
“Business Day” means any day other than a Friday, Saturday, Sunday, or other day on which commercial banks in Norway or the State of Israel are required or authorized by Applicable Law to be closed, at any time between 9:00 a.m. and 5:00 p.m. in the time zone of the relevant jurisdiction.

1.3.6.
“Confidential Information” means all non-public, confidential or proprietary information of a Party, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential” and regardless of the manner in which it is disclosed, including, without limitation, all information concerning the Compounds, Products, past, present and future business affairs, products, services, research and development, designs, methods, processes, technical data, engineering information, financial information, procurement requirements, customer lists, business forecasts, sales and merchandising, and marketing plans, in each case to the extent non-public, confidential or proprietary.

1.3.7.
“Control” means the power to direct the management and policies of the Person (other than an individual) in question, whether through the ownership of voting securities, appointment of members to its board or the chief executive officer, by contract or otherwise, and “Controlling” and “Controlled” have corresponding meanings.

1.3.8.	“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Share Capital, but excluding Options.

1.3.9.	“Development Plan” means the initial development plan attached hereto as Schedule 1.3.9, as may be updated from time to time by the Company’s Board.

1.3.10.
“Governmental Authority” means any central, state, federal, city, municipal, foreign or local governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), any authority, regulator, body or other organization exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and any official of any of the foregoing in any jurisdiction of the world (including the jurisdiction of the Company’s incorporation).

1.3.11.
“IPO” means the consummation of an initial public offering of the Company’s securities, pursuant to a registration statement under the Securities Act (as such term is defined below), or similar securities laws of another jurisdiction, or (b) a SPAC Transaction.

1.3.12.	“Liquidation” means any dissolution, liquidation, bankruptcy, or reorganization or winding-up of the Company.

1.3.13.
“M&A Event” means (i) a merger, consolidation, recapitalization, transfer, or similar event of the Company with or into another corporation in a single transaction or a series of related transactions as a result of which the shareholders of the Company immediately prior to such transaction do not hold a majority of the voting securities of the surviving entity,  (ii) a sale or grant of an exclusive license for all or substantially all of the intellectual property rights of the Company (which has the same effect or economic impact as the disposition or sale of all or substantially all of the assets of the Company), or any other disposition of all or substantially all of the Company’s assets, or (iii) a sale of all or substantially all of the Share Capital of the Company to any person or entity (other than a reincorporation transaction whose sole purpose is the changing of the Company’s domicile).

1.3.14.
“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities, including any securities which by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities.

1.3.15.	“Ordinary Shares” means Ordinary Shares of the Company, of no par value each.

1.3.16.	“Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

1.3.17.
“Qualified Financing” means a financing whereby the Company issues shares of its Share Capital to a new third party investor, for a Company pre-money valuation of at least US$[***], resulting in gross cash proceeds to the Company of  at least US$[***].

1.3.18.	QIPO” shall mean an IPO in which the Company receives aggregate net proceeds of at least US$[***] at a valuation of the Company which is at least US$[***].

1.3.19.	“Qualified M&A” means an M&A Event in which the valuation of the Company is not less than US$[***].

1.3.20.	“Share Capital” means the share capital of the Company, including, without limitation, the “Ordinary Shares” and the “Preferred Shares”, if any.

1.3.21.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.3.22.
“SPAC Transaction” means a merger, consolidation, share exchange, share purchase or other business combination between (1) the shareholders of the Company, the Company and/or a wholly-owned subsidiary of the Company and (2) a publicly listed “special purpose acquisition company” (a “SPAC”) and/or its shareholders (or a subsidiary of the publicly listed company), in connection with which either (x) the Company becomes a publicly listed Company (or a subsidiary of a publicly listed company), or (y) the shareholders of the Company immediately prior to the closing of such merger, consolidation, share exchange, share purchase or other business combination hold or have the right, by virtue of their shareholdings in the Company, to acquire or to be issued, immediately following the closing of such merger, consolidation, share exchange, share purchase or other business combination, the majority shareholding in a publicly listed company that is the surviving entity of such merger, consolidation, share exchange, share purchase or other business combination.

2.	Purpose.

2.1.
In furtherance of the LOI, the Company has been formed to pursue the JV Business for the development, clinical evaluation and commercialization of products based on the Lead Compounds (as such terms are defined in the Asset Transfer Agreement) and other compounds as may be agreed by the Shareholders (the “Compounds”), and other products as may be developed by the Company, (the “Products”), as further detailed in this Agreement and the Related Agreements (as defined below (the “Collaboration”).

2.2.
The Company shall adopt articles of association, and other customary incorporation documents to reflect the agreements set forth in this Agreement. These documents shall be in compliance with Applicable Law and shall be substantially in the form of Schedule 2.2 (the “Articles of Association”).

3.	Shareholdings.

3.1.	Shareholdings. As of the Company’s incorporation, the Company’s Share Capital on an issued and outstanding basis shall be allocated as follows:

3.1.1.	Hemispherian shall hold 60% of the issued and outstanding Share Capital of the Company as of the date of its incorporation; and

3.1.2.	BioLine shall hold 40% of the issued and outstanding Share Capital of the Company as of the date of its incorporation (the “BioLine Initial Percentage Holding”).

4.	Funding.

4.1.
Initial Funding. Except with the prior written consent of BioLine and except for the right of Hemispherian set forth in Section 4.3 below, no person or entity other than BioLine shall be permitted to invest in the Company, whether by way of equity, shareholder loans, debt, convertible instruments, or any other means. In consideration for receiving the BioLine Initial Percentage Holding, BioLine shall invest US$5,000,000 (the “Threshold Amount”) in the Company within thirty-six (36) months from the date of this Agreement in installments and based on the timing set forth in the Development Plan. The investment may take the form of equity, a shareholder loan, or any other form (provided, however, that any shareholders loan provided will ultimately be converted into equity and shall not be repaid in cash) approved by the Board. If BioLine does not invest the entire Threshold Amount within such period, BioLine will be granted an automatic one-time extension of six (6) additional months (together the “Threshold Term”), provided that the Development Plan is actively underway and the Shareholders have demonstrated continued good faith efforts to advance the Company’s activities. Once the total Threshold Amount has been provided to the Company by BioLine, BioLine shall have no further obligation to invest any additional funds in the Company. For the avoidance of doubt, the BioLine Initial Percentage Holding will not be increased on account of the investment of the Threshold Amount. In the event that BioLine does not invest the full Threshold Amount in the Company during the Threshold Term, Hemispherian shall have the right, at its sole discretion, to purchase, for nominal value, a pro-rata portion of the BioLine Initial Percentage Holding corresponding to the portion of the Threshold Amount not invested (the “Hemispherian Repurchase Right”). For example, if BioLine invests only US$2,500,000 of the Threshold Amount during the Threshold Term, Hemispherian shall be entitled to purchase from BioLine, for nominal value, fifty percent (50%) of the shares originally issued to BioLine as part of the BioLine Initial Percentage Holding. It is hereby clarified that the Hemispherian Repurchase Right shall also apply if the Agreement is terminated pursuant to Section 17 prior to BioLine investing the Threshold Amount in full, and in such case, Hemispherian shall have the right, at its sole discretion, to purchase, for nominal value, a pro-rata portion of the BioLine Initial Percentage Holding corresponding to the portion of the Threshold Amount not invested as of the date of termination.

4.2.
Increase in Shareholding. For each subsequent investment of US$1,000,000 by BioLine in the Company from time to time beyond the Threshold Amount, BioLine shall be entitled to receive an additional one percent (1%) of the equity in the Company, with a corresponding proportional reduction in Hemispherian’s shareholding. For illustrative purposes, if BioLine invests an additional US$10,000,000 beyond the Threshold Amount, the resulting shareholdings of BioLine and Hemispherian would each be fifty percent (50%) of the Company’s Share Capital on an issued and outstanding basis. This mechanism shall remain in effect until BioLine has invested an aggregate of US$30,000,000 beyond the Threshold Amount, at which point BioLine shall hold seventy percent (70%) of the Company’s share capital and Hemispherian shall hold thirty percent (30%) of the Company’s share capital.  Notwithstanding anything to the contrary herein, BioLine’s aggregate holdings in the Company shall not exceed seventy percent (70%) of the Company’s Share Capital on an issued and outstanding basis as a result of additional cash investments by BioLine. For the avoidance of doubt, any investment by BioLine in the Company beyond the Threshold Amount may be made through equity investments, shareholder loans, or any other reasonable structure, as approved by the Board. For any investment amount that is not an exact multiple of US$1,000,000, the corresponding equity percentage to be issued to BioLine shall be calculated on a pro-rata, linear basis.

4.3.
Hemispherian Participation. Notwithstanding anything to the contrary herein, should Hemispherian’s holdings fall below fifty percent (50%) of the Company’s Share Capital on an issued and outstanding basis (as a result of BioLine’s investment of the full Threshold Amount and an additional US$10,000,000 into the Company), Hemispherian shall have the right, but not the obligation, to invest in the Company on a pari passu basis with BioLine or any other investor, solely to the extent necessary to preserve its existing shareholding up to a maximum of fifty percent (50%) of the Company’s Share Capital on an issued and outstanding basis. Any such investment by Hemispherian to be made pursuant to the terms of this Section 4.3, shall be made on the same terms and conditions as the relevant investment triggering this right. Notwithstanding anything to the contrary herein, prior to any investment in the Company that would result in Hemispherian’s shareholding falling below fifty percent (50%) of the Company’s Share Capital on an issued and outstanding basis, the Company shall provide Hemispherian with at least [***] days’ prior written notice of such proposed investment. Hemispherian shall have [***] days from receipt of such notice to notify the Company in writing whether it elects to participate in such investment in order to maintain its shareholding at up to fifty percent (50%) of the Company’s Share Capital. If Hemispherian does not provide such written notice within the [***] day period, it shall be deemed to have irrevocably waived its right to invest with respect to such investment.

5.	Contributions.

5.1.
Responsibilities of Hemispherian. In connection with the Collaboration and the Asset Transfer Agreement, in consideration to its Share Capital holdings, Hemispherian will transfer and assign to the Company all worldwide rights in and to the Transferred Assets, all as set forth, defined, and subject to the terms and conditions of the Asset Transfer Agreement.

5.2.
Responsibilities of BioLine. Subject to Section 4, BioLine shall provide ongoing funding for all activities conducted under the Collaboration, in accordance with the Budget, and such funds shall be used as working capital for the development and commercialization of the Products. BioLine shall be responsible for managing and implementing the Company’s development activities in accordance with the Development Plan, as well as for the ongoing operations, management, budget, and expenses of the Company.

5.3.
Advisory Fee. In addition to any direct charges for specific personnel engaged in the performance of the Development Plan as may be required pursuant to Section 5.4 below, the Company shall pay Hemispherian a monthly advisory fee of US$80,000 (inclusive of any and all taxes), commencing following thirty (30) days from the Asset Transfer Closing Date (as defined in the Asset Transfer Agreement), and continuing for the earlier of (a) twenty-four (24) months, or (b) the termination of the Collaboration and/or this Agreement under any of the events described in Section 17 below. For the avoidance of doubt, the advisory fee payable under this Section 5.3 shall be in addition to, and not deducted from, the funding requirements set forth in Section 4.1 and shall not be considered part of the Threshold Amount to be invested by BioLine.

5.4.
Contracting Services. If the Company requires the involvement of any personnel from either BioLine or Hemispherian to support its development activities, regardless of any other agreement that may be in place, BioLine or Hemispherian shall provide contracting services pursuant to customary engagement agreements with the Company, and all related costs shall be charged to the Company at cost plus a defined markup, which markup shall be uniform for transactions between the Company and either BioLine or Hemispherian, as relevant, and as determined by a transfer-pricing study. The Parties agree that any transfer-pricing study required to determine the defined markup for contracting services under this Section 5.4 shall be coordinated in good faith between BioLine and Hemispherian. The costs and expenses of such transfer-pricing study shall be borne by the Company.

5.5.
Steering Committee. The Parties will establish a steering committee (the “SC”) that will oversee the high-level development, clinical and regulatory decisions with respect to the Products. The SC will meet once monthly, or at other intervals as may be agreed by the Parties. Each of the Shareholders will have equal representation on the SC, and they will act reasonably to achieve consensus. In the event that the Parties are unable to resolve disagreements that may arise within the SC, the matter will be referred to the Board for resolution.

5.6.
Notwithstanding anything to the contrary herein, Section 7.1 of the Asset Transfer Agreement is hereby incorporated by reference into this Agreement and shall be deemed to form an integral part hereof. BioLine shall have the right to enforce the obligations and actions set forth in Sections 7.1 of the Asset Transfer Agreement as if it were a direct beneficiary under the Asset Transfer Agreement, and may require performance of such obligations to the same extent as the Company.

6.	Board of Directors.

6.1.	Election of Directors. The Board of Directors of the Company (the “Board”) shall consist of up to four (4) directors, to be designated as follows:

6.1.1.
BioLine shall be entitled to appoint, dismiss and replace two (2) directors to the Board (each, a “BioLine Director”), who shall initially be Dr. Ella Sorani, and Mr. Philip A. Serlin, as well as the sole right to nominate the Chairman of the Board, who will be one of the BioLine Directors (initially, Mr. Philip A. Serlin);

6.1.2.	Hemispherian shall be entitled to appoint, dismiss and replace two (2) directors to the Board (each, a “Hemispherian Director”), who shall initially be Mr. Zeno Albisser, and Dr. Adam Robertson.

6.2.
Removal/Replacement. No director of the Company designated pursuant to Section 6.2 of this Agreement may be removed and/or replaced, unless (i) those Shareholders who designated such director pursuant to Section 6.2 so request such removal by written notice to the Company, or (ii) the Person(s) originally entitled to designate such director pursuant to Section 6.2 is no longer entitled to designate such director.

6.3.
Vacancies. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of a director, or otherwise there shall exist or occur any vacancy on the Board, each Shareholder hereby agrees to vote or take action by written consent, in each case, to the extent such Shareholder shall be entitled to do so, to cause the vacancy to be filled by a designee of the group of Shareholders which had designated or was entitled to designate the director whose position has become vacant pursuant to Section 6.1, or by a designee of the Board by unanimous consent, as applicable.

7.	Management.

7.1.
The powers, responsibilities, and procedures with respect to the Company’s shareholders, the Board and officers of the Company shall be as specified in this Agreement, and the Articles of Association of the Company.

7.2.	The Board will meet on a quarterly basis (or at other intervals as may be agreed by the Parties) and may convene by teleconference.

7.3.
Unless otherwise provided by this Agreement, matters presented at meetings of the Board shall be decided upon by all of the votes of directors, whether present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon. Each director shall have a single vote subject to Section 7.4 below. Resolutions of the Board shall be adopted by majority vote unless otherwise provided by this Agreement.

7.4.	One of the BioLine Directors shall serve as Chairman of the Board and shall have a casting vote in the event of a deadlock.

8.
Restrictions on Transfer   Except in the case of an M&A Event, and for so long as this Agreement remains in effect, no Shareholder shall transfer, assign, convey, pledge, grant any security interest or gift, or otherwise dispose any of its securities in the Company (each a “Transfer”), without the prior written consent of the other Shareholder. Notwithstanding the foregoing, this restriction shall not apply to any transfer or pledge made pursuant to that certain loan facility entered into between BioLine and Kreos Capital VII Aggregator SCSP dated September 14, 2022, as amended from time to time (or any replacement facility thereof to the extent that BioLine enters into a refinancing arrangement with another financial institution) (the “Kreos Agreement”). To the extent a Transfer was approved pursuant to this Section 8, as a condition precedent to any such approved Transfer, the transferee thereof shall become a Party to this Agreement by executing a countersignature page of this Agreement or other instrument approved by the Board, pursuant to which, among other things, such transferee shall agree to be bound by and subject to the terms of this Agreement as a Shareholder, and thereafter such Person shall be deemed a Shareholder for all purposes under this Agreement. Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 8 shall not apply (a) in the case of a Shareholder, upon a Transfer by the Shareholder to its shareholders, members, partners or other equity holders or any other Affiliate; provided that in the case of clause(s) (a) or (b), the Shareholder shall deliver prior written notice to the Company and the other Shareholders of such Transfer and such securities of the Company shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Shareholder (but only with respect to the securities so Transferred to the transferee); and provided further in the case of any transfer pursuant to clause (a) or (c) above, that such Transfer is made pursuant to a transaction in which there is no consideration actually paid for such Transfer.

9.	Bring Along.

9.1.
Subject to Section 12 (Major Decisions), if the Shareholders of the Company holding a simple majority of the voting power of the Company (i.e., over 50%) (the “Selling Shareholders”), together with the Board, approved and accepted a transaction or series of related transactions with any person or persons regarding a sale, whether through a purchase, merger or otherwise, of all, or substantially all of the Company securities or a sale of all or substantially all of the Company’s assets (the “Transaction”), then such decision shall be binding upon all Shareholders, and all of the Shareholders will not object to, shall vote their shares in favor of, shall execute the relevant documents in connection with, waive any dissenters’ rights, appraisal rights or similar rights in connection with such Transaction and otherwise take all necessary and reasonable actions relating to the consummation of such Transaction.

9.2.
If such Transaction is conditioned upon the sale of all remaining shares of the Company to such third party (a “Sale of Shares Transaction”), then all Shareholders of the Company shall be required to sell their shares in such Sale of Shares Transaction, on the same terms as to price per share, payment terms, escrow provisions, indemnification obligations, representations and warranties of shareholders, confidentiality provisions and any other terms relating to their shares or their rights and privileges as shareholders of the Company; provided, however, that (i) no Shareholder shall be liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Sale of Shares Transaction, other than the Company (except to the extent that funds may be paid out of an escrow, holdback or earn-out established to cover breaches of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders); (ii) liability of any Shareholder for indemnification in the Sale of Shares Transaction shall be limited to such Shareholder’s applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such Sale of Shares Transaction in accordance with the provisions of the Company’s Articles of Association, as may be amended from time to time) of a negotiated aggregate indemnification amount that applies equally to all indemnifying Shareholders but that in no event exceeds the amount of consideration payable to such Shareholder  in connection with such Sale of Shares Transaction (including amounts placed in escrow or otherwise held for such Shareholder for indemnification purposes), except with respect to claims related to fraud by such Shareholder, the liability for which need not be limited as to such Shareholder; and (iii) no Shareholder shall be required to agree (unless such Shareholder is a Company officer, director, or employee) to any restrictive covenant in connection with the Transaction (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Transaction) or any release of claims other than a release in customary form of claims arising solely in such Shareholder’s capacity as a shareholder of the Company.

9.3.
All holders of record of Share Capital shall be given written notice of the Sale of Shares Transaction and the date designated for the closing thereof (the “Sale Closing”). Notice of the occurrence of the Sale of Shares Transaction and the date designed for the Sale Closing will be given at least [***] days in advance. Upon receipt of such notice, each holder of shares of Share Capital shall surrender his, her or its certificate or certificates for all such shares to the Company at the place designated in such notice and shall thereafter receive the consideration payable in such Sale of Shares Transaction for such holder’s shares of Share Capital, if applicable. On the Sale Closing, all shares of Share Capital shall be deemed to have been sold, transferred or exchanged in connection with the Sale of Shares Transaction, and all rights of the holders of Share Capital with respect to the capital shares so sold, transferred or exchanged, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive the consideration payable to such holders for their shares in the Company which have been sold, transferred or exchanged, if any. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing.

9.4.
All certificates evidencing shares of Share Capital which are required to be surrendered for sale, transfer or exchange in accordance with the provisions hereof shall, from and after the Sale Closing, be deemed to have been retired and cancelled and the shares of Share Capital represented thereby sold, transferred or exchange for the consideration payable thereupon, for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such Sale Closing.

9.5.
Each of the Shareholders hereby agrees (a) to execute and deliver all related documentation and take such other action in support of the Transaction as shall reasonably be requested by the Company or the Selling Shareholders in order to carry out the terms and provision of this Section 9, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents; and (b) to refrain from exercising any dissenters’ rights or rights of appraisal or similar rights under Applicable Law at any time with respect to such Transaction.

10.
No Rights to Participate in Future Share Issuances. Notwithstanding anything to the contrary under any Applicable Law or arrangement, and except for the rights expressly set forth in Section 4.3 above, no Shareholder shall have any right to participate in any future issuances of shares or other securities by the Company, whether by way of pre-emptive rights, rights of first offer, rights of first refusal, or otherwise, unless otherwise expressly provided in this Agreement. For the avoidance of doubt, this provision shall be incorporated into the Company’s Articles of Association.

11.
 No Other Shareholder Agreement. None of the Shareholders shall enter into any agreements amongst themselves or with any other shareholder or other holder of equity of the Company, whether oral or written, with respect to the Company, which agreement is intended to circumvent such Shareholders’ obligations under this Agreement.

12.
Major Decisions Requiring the Approval of a BioLine Director and a Hemispherian Director. For as long as this Agreement is in effect and has not been terminated pursuant to its terms, the Company shall not, either directly or indirectly by, amendment, merger, consolidation, reorganization or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Articles of Association Articles of Association) first obtaining the approval (by vote or written consent, as provided by law) of at least one BioLine Director and at least one Hemispherian Director:

12.1.	Enter or consent to a Liquidation;

12.2.
Except with respect to a Qualified Financing, amend, replace or modify to any provision of the Company’s Articles of Association or any other Company’s corporate documents, in a manner that adversely effects the rights of the Shareholders, provided, however, that the authorization or issuance of a more senior class or series of shares, or authorization or issuance of shares of a class ranking pari passu shall not be considered as an action adversely affecting the rights of the Shareholders, provided such acts occur in connection with a Qualified Financing;

12.3.
Except with respect to a Qualified Financing, (i) increase or decrease the authorized number of shares of any class or series of shares, (ii) alter or change any of the powers, preferences, privileges or rights of the Shareholders; or (iii) increase or decrease the size of the Board;

12.4.	Effect or undertake to effect any IPO other than a QIPO;

12.5.	Except with respect to a Qualified M&A, effect any M&A Event;

12.6.
Except with respect to a Qualified Financing and excluding any funding provided by BioLine to the Company pursuant to the terms of this Agreement, authorize any financing or private placement in the Company, or create or authorize the creation of any debt security;

12.7.
Make any investments into or acquisitions of any businesses or assets in an aggregate excess of US$[***] in the aggregate, or US$[***] in a single transaction; provided, however, that this restriction shall not apply to purchases of drug related products and/or other inventory-related items required by the Company in its ordinary course of business;

12.8.
Entering into any interested party transaction, except for (i) transactions entered into in the ordinary course of business and at arm’s length terms that do not exceed US$[***] (other than services provided by BioLine pursuant to a services agreement executed with the Company); (ii) transactions between the Company and its wholly-owned subsidiaries, (iii) any funding provided by BioLine to the Company pursuant to the terms of this Agreement or by Hemispherian pursuant to Section 4.3 of this Agreement;

12.9.	Sell, transfer, assign or license all or substantially all of the Company’s intellectual property.

The aforesaid shall apply, mutatis mutandis, with respect to any Affiliate of the Company.

13.	Confidentiality.

13.1.
Each Party acknowledges that in connection with this Agreement it may gain access to Confidential Information of the other Parties. Each Party agrees: (a) to keep confidential the Confidential Information of the other Parties; (b) not to disclose such Confidential Information to any third party without the prior written consent of the disclosing Party; (c) to use such Confidential Information only for the purposes of performing its obligations or exercising its rights under this Agreement; and (d) to take all reasonable precautions to prevent unauthorized disclosure or use of such Confidential Information, including, without limitation, ensuring that each of its employees, officers, directors, and agents who has access to such Confidential Information is aware of and complies with the confidentiality obligations under this Agreement.

13.2.
The obligations set forth in Section 13.1 shall not apply to Confidential Information that: (a) is or becomes publicly known through no fault of the receiving Party; (b) was known to the receiving Party prior to disclosure by the disclosing Party, as evidenced by the receiving Party’s written records; (c) is rightfully received from a third party without a duty of confidentiality; (d) is independently developed by the receiving Party without use or reference to the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records; or (e) is required to be disclosed by law or court order, provided that the receiving Party gives the disclosing Party prompt notice of such requirement and cooperates with the disclosing Party in seeking a protective order or other appropriate remedy.

13.3.	The obligations set forth in this Section 13 shall survive for five (5) years following termination of this Agreement.

13.4.
Upon termination of this Agreement or upon the disclosing Party’s request, the receiving Party shall promptly either (i) return to the disclosing Party, or (ii) destroy, all Confidential Information of the disclosing Party in its possession, including all copies and extracts thereof.

14.	Information Rights. The Company shall deliver to each Shareholder any information required to be provided under Applicable Law.

15.
Public Announcements; Disclosure Requirements. No Party shall make, or cause to be made, any press release, public announcement, or other public disclosure concerning the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by Applicable Law, regulation, or the rules of any stock exchange or securities market on which such Party or its affiliates’ securities are listed or traded. Notwithstanding the foregoing, the Parties acknowledge that BioLine is a publicly traded company listed on the Nasdaq Stock Market and may be required to make public disclosures or filings regarding this Agreement or related transactions in accordance with applicable securities laws and Nasdaq rules. In such event, BioLine shall, to the extent practicable and permitted by law, provide the other Parties with a reasonable opportunity to review any such proposed disclosure prior to its release.

16.
Non-Compete. The Parties acknowledge the special terms set out in Section 10.3 of the Asset Transfer Agreement regarding Hemispherian’s right to continue to research, develop and commercialize Non-Selected Compounds for any indications other than the Specified Indications (as such terms are defined in the Asset Transfer Agreement). Such terms are hereby incorporated by reference into this Agreement and the restriction on Hemispherian from engaging in any activity in the Specified Indications shall be deemed to have been made by Hemispherian towards both BioLine and the Company as if fully set forth herein.

17.	Term and Termination.

17.1.
This Agreement shall be effective as of the Effective Date and shall continue in effect until, and shall terminate upon, the earliest to occur of (a) the termination of the Agreement by the Parties in accordance with Section 17.3 hereof, (b) the date on which BioLine has notified Hemispherian that it is no longer funding the Company (by way of a formal notice that BioLine will not make new contributions to the Company, either through equity or otherwise), (c) the Shareholders consenting to a Liquidation of the Company or the Company entering into a Liquidation, and (d) upon the consummation of an M&A Event or IPO by the Company (as applicable, the “Term”). In each such case, the Agreement shall not terminate automatically but rather each Shareholder shall have the right to provide notice to the other Shareholder that the Agreement is hereby terminated and deemed null and void.

17.2.	The provisions of Sections 12.9, 13, 15, 16, and 20 shall survive termination.

17.3.
If the Company (i) ceases or suspends operations for a period of three (3) consecutive months during the first year of the Company’s operations due to insufficient financial resources, (ii) ceases or suspends operations for a period of six (6) consecutive months during the second year of the Company’s operations due to insufficient financial resources, or (iii) ceases or suspends operations for a period of twelve (12) consecutive months of the Company’s operations due to insufficient financial resources any time after that, either Hemispherian or BioLine may terminate this Agreement and/or initiate a process of Liquidation of the Company by providing written notice to the other party at which point in time this Agreement shall be deemed null and void.

18.	Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to the other Shareholder and the Company, severally and not jointly, as of the date hereof that:

18.1.
Authority and Validity. Such Shareholder has the full right, power, and authority to enter into this Agreement and the Related Agreements, and to perform its obligations hereunder, and this Agreement and the Related Agreements, constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

18.2.
Absence of Conflicts. The execution and delivery of this Agreement and the Related Agreements by such Shareholder and the consummation of the transactions as contemplated hereunder (i) do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree, or injunction currently applicable to such Shareholder , or any of such Shareholder’s property or assets; (ii) do not and will not violate or conflict with any patent, patent application or any existing mortgage, indenture, contract, licensing agreement, financing statement, or other agreement binding on such Shareholder; and, in the case of BioLine (iii) has the financial ability to execute and perform its financial obligations under this Agreement solely with respect to the provision of the Threshold Amount and any coverage of the Advisory Fee pursuant to Section 5.3. The execution and performance of this Agreement and the Related Agreements will not violate any agreement, policies or procedures of any other person or entity, by whom such Shareholder is currently or in the future employed or engaged or has been employed or engaged in the past, or for which such Shareholder is currently or in the future perform services or has performed services in the past.

18.3.
Consents and Contractual Restrictions. No consents or approvals of any third party are required in connection with the execution and delivery of this Agreement and the Related Agreements or the performance of the transactions contemplated hereunder by such Shareholder. No contract, agreement or arrangement binding upon such Shareholder, including any agreement or arrangement with a previous or current employer of such Shareholder, restricts his ability to fulfill his obligations and responsibilities under this Agreement and the Related Agreements or any related agreement or to carry out the activities contemplated herein.

18.4.
Litigation and Governmental Orders.  (i) There are no legal actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of the assets or properties of such Shareholder, that would impair the ability of such Shareholder to perform its obligations under this Agreement and/or to consummate the transactions contemplated thereby; and (ii) the Shareholders and their respective assets and properties are not subject to any governmental order that would materially impair either Shareholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

The representations and warranties provided by Hemispherian to the Company under Sections 4 and 5 of the Asset Transfer Agreement are hereby incorporated by reference into this Agreement and shall be deemed to have been made by Hemispherian to both BioLine and the Company as if fully set forth herein.

Notwithstanding anything to the contrary herein, Sections 6.1 and 6.2 of the Asset Transfer Agreement are hereby incorporated by reference into this Agreement and shall be deemed to form an integral part hereof. BioLine shall have the right to enforce the obligations and actions set forth in Sections 6.1 and 6.2 of the Asset Transfer Agreement as if it were a direct beneficiary under the Asset Transfer Agreement, and may require performance of such obligations to the same extent as the Company.

19.
Indemnification for certain Israeli Tax Liability. Notwithstanding anything to the contrary herein, BioLine hereby agrees to indemnify Hemispherian from and against fifty percent (50%) of Hemispherian’s final tax liability in Israel arising directly from any dividend distributions by the Company, after taking into account and applying any available offsets, including foreign tax credits and other deductions to which Hemispherian is entitled. The Parties agree that such indemnification shall be limited to the portion of the Israeli tax liability that remains after all applicable credits and deductions have been utilized by Hemispherian, and shall not exceed fifty percent (50%) of such net liability. Hemispherian shall use commercially reasonable efforts to obtain and apply all available foreign tax credits, offsets, and deductions with respect to any Israeli tax liability arising from dividend distributions by the Company. Hemispherian shall promptly provide BioLine with all documentation and information reasonably requested by BioLine evidencing such efforts and the calculation of any applicable credits, offsets, deductions, and resulting net Israeli tax liability. If the Parties disagree as to whether all reasonable efforts have been made or as to the calculation of the net Israeli tax liability, such dispute shall be resolved in accordance with the dispute resolution provisions of this Agreement.

Notwithstanding the foregoing, if, after BioLine has made any indemnification payment to Hemispherian under this Section, Hemispherian subsequently receives a refund, rebate or tax credit covering  any portion of the Israeli tax liability for which indemnification was paid, or if for any reason the final Israeli tax liability is reduced (including as a result of a tax audit, amended return, or other adjustment), Hemispherian shall promptly repay BioLine an amount equal to the indemnification payment previously received from BioLine with respect to such refunded or reduced liability. Any repayment by Hemispherian to BioLine under this Section shall not be subject to any set-off or tax withholding.

20.	Governing Law and Dispute Resolution.

20.1.
Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of England and Wales, subject to the application of mandatory laws in the Company’s jurisdiction of incorporation.

20.2.
Disputes. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination (“Dispute”), shall be submitted to the decision of the chief executive officers of the Parties, who shall make their best efforts to settle such matters amicably through good faith discussions In the event that the chief executive officers are unable to reach an agreement with respect to the Dispute within 15 days after the Dispute was submitted to them, the Dispute shall be submitted to the decision of the chairpersons of the Parties, who shall make their best efforts to settle such matters amicably through good faith discussions.

20.3.
Arbitration. In the event that the chairpersons fail to reach an agreement with respect to the Dispute within 15 days after the Dispute was submitted to them, the Dispute may be referred by either Party to and finally resolved by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with the International Arbitration Rules for expedited arbitration then in force (the “Rules”), which rules are deemed to be incorporated by reference into this section, and as modified by the following provisions: (i) the governing law provision set out in Section 19.1 above shall apply to the substantive (but not procedural) aspects of the arbitration; (ii) the seat of arbitration shall be Geneva, Switzerland; (iii) the arbitral tribunal shall consist of one arbitrator, unless the Parties cannot reach agreement on the identity of such arbitrator within 30 days of the matter being referred to arbitration, in which case the tribunal shall consist of three arbitrators who will be selected in accordance with the Rules; (iv) the language of the arbitration shall be English; (v) judgment upon any award and/or order may be entered in any court having jurisdiction thereof; and (vi) when a Dispute occurs and is subject to arbitration under this section, except for the matters subject to such Dispute, the Parties shall continue to exercise, perform, and fulfill their respective rights, duties, and obligations, as the case may be, under and in accordance with the provisions of this Agreement. The foregoing arrangements shall not derogate from a Party’s right to seek injunctive relief from a court of competent jurisdiction.

21.	Miscellaneous

21.1.
At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the Parties hereunder.

21.2.
Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) and this Agreement may be terminated only with the written consent of all Parties or pursuant to the terms of Section 17 above.

21.3.
This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that two Parties need not sign the same counterpart. In the event that any signature is delivered by email, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such email signature page were an original thereof.

21.4.
This Agreement, together with the Related Agreements, constitute the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by any Party to another), written or oral, concerning the subject matter hereof and the terms applicable hereto, including without limitation, the LOI and the document titled “Proposed structure of definitive JV transaction documents (Arnon-June 18, 2025)” (the “Proposal”), which LOI and Proposal shall be deemed null and void effective as of the Effective Date.

21.5.
All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by electronic mail, addressed as set forth below:

Company	Tetragon Biosciences Ltd. Address: 2 HaMa’ayan Street, Modi’in 7177871, Israel Phone: [***] Attn: E-mail: [***]

BioLine	BioLineRx Ltd. Address: 2 HaMa’ayan Street, Modi’in 7177871, Israel Phone: [***] Attn: Mali Zeevi E-mail: [***]

Hemispherian	Hemispherian AS Address: Lørenveien 73A, 0585 Oslo, Norway Phone: [***] Attn: Zeno Albisser E-mail: [***]

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person, or by electronic mail, shall be deemed to have been given as of one Business Day after sending thereof, all notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third Business Day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

21.6.
If any provision of this Agreement is held to be unenforceable under Applicable Law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by Applicable Law, to the meaning and intention of the excluded provision.

[Signature Page to Follow]

IN WITNESS WHEREOF the Parties have signed this Collaboration and Shareholders Agreement as of the date first hereinabove set forth.

COMPANY:
/s/ Philip Serlin Tetragon Biosciences Ltd. By: Philip Serlin Title: Chairman of the Board

IN WITNESS WHEREOF the Parties have signed this Collaboration and Shareholders Agreement as of the date first hereinabove set forth.

SHAREHOLDERS:
/s/ Philip Serlin BioLineRx Ltd. By: Philip Serlin Title: Chief Executive Officer /s/ Paul Lelieveld Hemispherian AS By: Paul Lelieveld Title: Chairman of the Board

Schedule 1.3.4
Budget

[***]

Schedule 1.3.9
Development Plan

[***]

Schedule 1.3.92.2
Articles of Association

[***]